Exhibit 6.11

AGREEMENT

Between: Emergent Technology Holdings LP (“EmTech”), T Stamp Inc. (“Trust Stamp”) and TStamp Incentive Holdings Inc. (“TSI Holdings”).

Whereas:

1)	Trust Stamp issued to EmTech a Simple Agreement for Future Equity on July 1, 2019 with an initial outstanding balance of $2,111,953 (“the EmTech SAFE”).

2)	In consideration of a Purchase Order for software services, the outstanding balance on the EmTech SAFE was reduced to $1,611,593 on February 4, 2020.

3)	EmTech wishes to engage Trust Stamp to perform future software development services (“Future Services”).

4)	EmTech wishes to have issued to its assignees $400,000 in value of Trust Stamp common stock at an issue price of $7.79 per share.

5)	EmTech and Trust Stamp wish to eliminate the EmTech SAFE in exchange for a promissory note with fixed payments on certain dates.

It is now agreed as follows:

1.	This transaction will close on June 11, 2020.

2.	At closing:

a.	EmTech will issue to Trust Stamp an irrevocable purchase order for Future Services in the sum of $500,000 payable in a single instalment at closing, solely by a reduction in the outstanding balance of the EmTech SAFE, to be credited against mutually agreed Statements of Work for services in 2020. The Payment is non-refundable and the credit is non-assignable other than to EmTech subsidiaries with prior notice to Trust Stamp.

b.	Trust Stamp will issue a total of 51,348 shares of common stock, fully paid, to TSI Holdings who will hold the shares in trust to transfer the shares to assignees identified by EmTech upon receiving written instructions from EmTech. It is understood and agreed that the shares cannot be issued to EmTech or any affiliate thereof.

c.	Trust Stamp will pay $220,000 to EmTech by wire transfer of immediately available funds to EmTech’s account.

d.	Trust Stamp will deliver to EmTech a promissory note for $387,176 payable by Trust Stamp to EmTech (without interest if paid in a timely fashion) with instalment payments:

i.	On or before August 30th 2020 - $200,000,

ii.	On or before September 30th 2020 - $187,176

e.	EmTech will issue to Trust Stamp confirmation that the EmTech SAFE has been satisfied in full and is cancelled as at closing.

Signed for Trust Stamp: Andrew Gowasack President June 11, 2020

Signed for EmTech: Brent de Jong Chairman June 11, 2020

Signed for TSI Holdings: Gareth Genner CEO June 11, 2020

PROMISSORY NOTE

June 11, 2020	$387,176.00 USD

FOR VALUE RECEIVED, T Stamp Inc. (“Borrower”) hereby promises to pay to the order of Emergent Technology Holdings LP (“Lender”) the principal amount of Three Hundred Eighty Seven Thousand One Hundred Seventy Six United States Dollars and no cents ($387,176.00) in accordance with the provisions of this Note.

1. Payments on Note.

(a)           Scheduled Payment. Payment of the outstanding principal amount of this Note shall be due and payable as follows:

(i)	$200,000.00 on or before August 31, 2020, and

(ii)	$187,176 on or before September 30, 2020.

(b)           Optional Prepayments. Borrower may, at any time and from time to time without premium or penalty, prepay all or any portion of the outstanding principal amount of this Note.

(c)           Application of Payments. Payments under this Note shall be applied (i) first, to the payment of any accrued interest hereunder until all such interest is paid and (ii) second, to the repayment of the principal outstanding hereunder.

2. Events of Default.

(a)           Definition. For purposes of this Note, an “Event of Default” shall be deemed to have occurred if:

(i)           Borrower fails to pay within five (5) days after the date when due, the full amount of any principal payment; or

(ii)          Borrower makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating Borrower bankrupt or insolvent; or any order for relief with respect to Borrower is entered under the Federal Bankruptcy Code; or Borrower petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of any substantial part of Borrower's assets, or commences any proceeding relating to Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against Borrower and either (A) Borrower by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 60 days.

(b)           Consequences of Events of Default.

If an Event of Default of the type described in subparagraph 3(a)(ii) has occurred the aggregate principal amount of the Note (together with all other amounts payable in connection therewith) shall become immediately due and payable without any action on the part of the Lender, and Borrower shall immediately pay to the Lender all amounts due and payable with respect to the Note.

If an Event of Default of the type described in subparagraph 3(a)(i) has occurred and continues for 5 days, the Lender may declare all or any portion of the outstanding principal amount of the Note (together with all other amounts due in connection therewith) due and payable and demand immediate payment of all or any portion of the outstanding principal amount of the Note.

Borrower, or its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the Lender may accept security for this Note or release security for this Note, all without in any way affecting the liability of Borrower hereunder.

In the event that Borrower fails to pay any amounts due hereunder when due, Borrower shall pay to Lender, in addition to such amounts due:

(i)            interest accruing on a daily basis at a rate equal to 15% per annum, on the sum of the unpaid principal amount of this Note then outstanding, and

(ii)	all costs of collection, including reasonable attorneys fees.

3.                    Assignment. Borrower may not assign its rights or delegate its obligations under this Note without the written consent of Lender.

4.                    Amendment. This Note may only be amended or modified by a written agreement signed by Borrower and Lender.

5.                    Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall be surrendered to Borrower for cancellation and shall not be reissued.

6.                    Governing Law. This Note is made under and governed by the internal law, not the laws of conflicts, of the State of Delaware.

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IN WITNESS WHEREOF, Borrower has executed and delivered this Promissory Note as of the date first written above.

BORROWER:

T Stamp Inc.

By: Andrew Gowasack
Its: President

Signature Page to Promissory Note